EXHIBIT 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS


Effective May 1, 1999, the investment policies of the Pacific Select Fund were changed as follows:

The Growth Portfolio's investment policies were changed to allow the Portfolio:

* To invest in convertible bonds and other fixed income securities, other than money market instruments, which are rated Baa or better by Moody's or S&P, and up to 5% of the Portfolio's assets in debt securities that are below investment grade.

The Multi-Strategy Portfolio's investment policies were changed to allow the
Portfolio:

* To invest in foreign currency futures contracts.

The Large-Cap Value Portfolio's investment policies were changed to allow the
Portfolio:

* To invest in mortgage-related securities.

The Mid-Cap Value Portfolio's investment policies were changed to allow the
Portfolio:

* To invest in mortgage-related securities.

The REIT Portfolio's investment policies were changed to allow the Portfolio:

* To invest in warrants and rights.

The International Portfolio's investment policies were changed to allow the
Portfolio:

* To invest in options on stock indexes.